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                                                                      EXHIBIT 99


OWENS CORNING
One Owens Corning Parkway
Toledo, Ohio 43659
                                                N E W S
FIBREBOARD CORPORATION
2200 Ross Avenue, Suite 3600
Dallas, TX 75201
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Contact: OWENS CORNING                          FIBREBOARD CORPORATION

         William K. Hamilton                    Stephen L. DeMaria
         Media Relations                        Corporate Relations
         (419) 248-6190                         (214) 954-9500

         Rhonda L. Brooks
         Investor Relations
         (419) 248-8485
                                                FOR IMMEDIATE RELEASE


                   OWENS CORNING AND FIBREBOARD CORPORATION
                           ANNOUNCE MERGER AGREEMENT

       OWENS CORNING TO ACQUIRE FIBREBOARD SHARES FOR $55.00 PER SHARE

TOLEDO, OHIO, AND DALLAS, TEXAS; MAY 28, 1997--Owens Corning (NYSE/TSE: OWC) and Fibreboard Corporation (AMEX: FBD) today announced that they have entered into a definitive merger agreement providing for Owens Corning to acquire all of the outstanding shares of Fibreboard Corporation for $55.00 per share.

Under terms of the merger agreement, approved by the Boards of Directors of both companies, a wholly owned subsidiary of Owens Corning will launch a cash tender offer for all of the issued and outstanding shares of Fibreboard common stock at $55.00 per share, net to the seller. The tender offer will be subject to customary conditions and is expected to commence no later than Tuesday, June 3, 1997.

Following the tender offer, and assuming the purchase by the Owens Corning subsidiary of a majority of the fully diluted outstanding Fibreboard shares pursuant to the tender offer, the remaining outstanding Fibreboard shares would be converted in the merger into $55.00 per share, in cash. As a result of the merger, Fibreboard will become a wholly owned subsidiary of Owens Corning.



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The merger, Owens Corning's sixteenth acquisition during the past three years and the largest to date, will substantially strengthen the company's offering in building materials systems and provide Fibreboard the resources for continued growth. Assuming expected synergies, the merger is expected to be accretive to Owens Corning in 1997 and on an ongoing basis, excluding one-time, non-recurring fees. The companies expect the transaction to close early in the third quarter of 1997.

Owens Corning is a world leader in high performance glass fiber composites and building materials with sales in 1996 of $3.8 billion. Fibreboard is a leading producer of vinyl siding and other residential and industrial building materials. Sales in 1996 were $469 million. On a pro-forma basis--assuming Fibreboard's 1997 acquisitions had been completed on January 1, 1997--the company's sales this year would be expected to be close to $800 million.

"Merging Fibreboard's businesses with Owens Corning will substantially strengthen our offering of building materials systems and make us a major producer and marketer of vinyl siding, one of the fastest growing products in the building materials market," said Glen H. Hiner, Owens Corning chairman and chief executive officer.

"During the last three years Fibreboard has become one of the top producers of vinyl siding and accessories in North America," said Hiner. "The company is among the industry's low-cost producers and it has an extensive network of distribution centers for both vinyl siding and windows. These products will become an integral part of our low-maintenance exterior system for the home."

Hiner said Fibreboard's other products--manufactured stone and industrial insulation products--also complement the company's portfolio of building materials.

John D. Roach, Fibreboard's chairman and CEO, said, "In the six years I have served as CEO of Fibreboard, my commitment has consistently been to strengthen the underlying business units, resolve the company's asbestos situation, develop a growth strategy and provide superior shareholder value. As a result, Fibreboard has become one of the most exciting, fastest growing entities in the building products sector.

"This merger catapults the existing growth platforms to a new, higher level of performance potential," Roach said. "The transaction brings immediate, excellent cash value to our shareholders and also benefits the constituent business units of Fibreboard. Our shareholders should be pleased as should Owens Corning. They are acquiring an outstanding company."

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According to David Devonshire, Owens Corning's senior vice president and chief financial officer, the transaction will be financed using a long-term bank credit facility underwritten by a major financial institution. Devonshire also indicated that the company remains committed to maintaining its investment grade credit ratings and intends to implement capital structure modifications to achieve that objective.

Owens Corning has been acquiring businesses and assets in recent years as part of the company's growth agenda. Acquisitions during the past three years accounted for $450 million of the company's sales in 1996.

Last September, Owens Corning introduced a new strategic thrust for the company called System Thinking/tm/. The first implementation of the new initiative, System Thinking for the Home/tm/, responds to the fact that a majority of consumers want integrated systems that address whole-project needs. The merger with Fibreboard will substantially strengthen the ability to offer exterior systems for the home.

Headquartered in Dallas, Texas, Fibreboard is currently one of the five largest producers of vinyl siding and accessories with plants in Georgia, Missouri and North Carolina in the U.S., and British Columbia and Ontario in Canada. Marketing products under the brand names Norandex and Vytec, the business also operates more than 130 company-owned distribution centers in 32 states. The company employs 3,400 people and operates a total of 21 manufacturing plants in the U.S. and Canada.

Fibreboard's Stone Products business is the pioneer and leading producer of manufactured stone, which it sells under the Cultured Stone/R/ brand.

Fibreboard's Pabco business produces calcium silicate insulation for industrial pipe applications. The business is also a market leader in metal jacketing for pipe insulation and a specialty producer of fire safety products.

Earlier this month, Fibreboard completed the acquisition of Fabwel, Inc., a privately held, major producer and supplier of customized exterior components, including vinyl siding, for the manufactured housing, recreational vehicle and transportation industries.

Headquartered in Toledo, Ohio, Owens Corning employs 19,000 people in more than 30 countries.

Internet websites for the two companies can be found at http://www.owenscorning.com, www.norandex.com and www.culturedstone.com.

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